                                                                    EXHIBIT 99.1

                                        CONTACT:  Robert K. Hynes (212) 355-5200

RELEASE DATE:  NOVEMBER 3, 2004

FOR IMMEDIATE RELEASE

                    WHX ANNOUNCES ASSIGNMENT OF TERM LOAN AND
                           REDUCTION OF INTEREST RATE

NEW YORK,  N.Y. - NOVEMBER 3,  2004 - WHX   Corporation  (NYSE:  WHX)  announced
today that the Company's wholly-owned subsidiary,  Handy & Harman,  successfully completed  the  assignment  of its  $71,000,000  Tranche B term loan from Ableco
Finance  LLC  ("Ableco"),  as  agent,  and  the  existing  lenders  thereto,  to
Canpartners Investments IV, LLC ("Canpartners"), an entity afiliated with Canyon
Capital  Advisors LLC, as agent and lender.  Substantially  all of the terms and conditions  of the term loan  continue  without  amendment,  with the  principal exception  that the  interest  rate for the  loan has been  reduced  by 4.0% per annum,  effective  October  29,  2004.  In  addition,  of  the $5  million  cash collateral which WHX had deposited with Ableco at the time of the original  loan as collateral for the Handy & Harman obligation, approximately $3.9 million, the remaining  outstanding  amount,  has been  returned to WHX  (approximately  $1.1 million had  previously  been  returned  during the third  quarter of 2004).  In addition  to the  Tranche  B term  loan,  Handy & Harman  remains a party to its revolving  credit  facility  of up to $62.9  million  and a term  loan of $22.15 million, both of which are agented by Congress Financial Corporation.

WHX is a holding  company  that has been  structured  to invest in and  manage a diverse  group of  businesses.  WHX's  primary  business  is Handy &  Harman,  a
diversified   manufacturing   company  with   activities   in  precious   metals
fabrication, specialty wire and tubing and engineered materials.

FORWARD-LOOKING STATEMENTS
This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the
Securities Exchange Act of 1934, as amended, which are intended to be covered by
the  safe  harbors   created   thereby.   Investors  are   cautioned   that  all
forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  general economic  conditions,  the ability of the Company to market and sell its products, and the effects of competition and pricing.  Although the
Company believes that the assumptions underlying the forward-looking  statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any  forward-looking  statements included in this press release will prove to be  accurate.  In light of the  significant  uncertainties inherent in any  forward-looking  statements  included herein,  the inclusion of such information  should not be regarded as a  representation  by the Company or any other person that the objectives and plans of the Company will be achieved.